Exhibit 15.2

KPMG	KPMG Auditores Independentes Av. Almirante Barroso, 52 — 4° 20031-000 — Rio de Janeiro, RJ — Brasil Caixa Postal 2888 20001-970 — Rio de Janeiro, RJ — Brasil	Central Tel Fax Internet	55 (21) 2515-9400 55 (21) 3515-9000 www.kpmg.com.br
To
Petrobras International Finance Company (“PifCo”)
Rio de Janeiro, Brazil
July 1, 2009
With respect to the registration statement on Form F-3 (333-139459-01), we acknowledge our awareness of the incorporation by reference therein of our report dated May 29, 2009, related to our review of interim financial information of PifCo.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil